Exhibit 99.7


NOTE 20 - LIQUIDITY AND SUBSEQUENT EVENTS:
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The Company has  suffered  recurring  losses from  operations  due to their ability to market and sell its products, maintain the prices of its products, minimize costs and realize operational efficiencies that raise substantial doubt about its ability to continue as a going concern. For the year ended December 31, 2001, the Company incurred a loss from operations of approximately $1,612. Management expects operating losses to continue for the foreseeable future. Failure to generate sufficient revenues or raise additional capital could have a material adverse effect on the Company's ability to continue as a going concern and to achieve its intended business objective.

On October 16, 2002, the Company announced that in response to continued reductions in customer capital spending it would close its manufacturing facility in Bessemer, Alabama and exit the equipment enclosure business. The Alabama plant closing will reduce the Company s workforce by approximately 100 positions. The Company anticipates that the plant closure will be completed by December 31, 2002. The manufacturing facility in Bessemer has been offered for sale. The costs related to the closure of the facility and exiting the equipment enclosure business will result in an estimated pre-tax charge of $10 million to $12 million and estimated one-time earnings per share charges of $0.24 to $0.29 per basic and diluted share in the fourth quarter. On an after tax basis, these estimated charges will be $6.0 to $7.5 million and $0.15 to $0.18 per basic and diluted share.

The Company maintains a defined benefit pension plan for its non-bargaining unit employees at its Peoria and Frankfort facilities. On November 1, 2002, the Company received a report from the plan actuaries for the pension plan for the year ended September 30, 2002. The report stated that due to the continued poor performance of the equity markets and reductions in the discount rate used in determining the actuarial present value of accumulated benefit obligations, the Company will be required to record an additional liability of approximately $2.2 million at December 31, 2002. This will result in a non cash charge to accumulated other comprehensive loss (a component of stockholders equity) of approximately $1.4 million after-tax, or approximately $0.03 per basic and diluted share. Additionally, the Company will be required to make pension plan installment contributions totaling $0.5 million to the pension plan for the year ending September 30, 2003. Approximately $350,000 of this amount will be contributed in four equal installments in 2003 with the balance due in June, 2004. As the Company had previously announced, it had engaged Peter
J.  Solomon   Limited  to  assist  the  Company  in   exploring   strategic
alternatives for the Company, including a possible sale, merger, other business combination, or restructuring involving the Company. The strategic alternatives being considered by the Company may result in the termination of the pension plan for its non-bargaining unit Employees. The Company s pension plan actuaries have determined that if the plan is terminated, the Company would be required to make an additional cash contribution to the plan totaling approximately $4.5 million at the time of the termination of the plan based upon the fair market value of the plan assets and interest rates in effect on September 30, 2002.

If the Company is not able to reach agreement with its bank lenders on or before January 31, 2003, regarding a further amendment to its credit agreement and a related waiver of its default under the credit agreement, or the forbearance period is not further extended, the lenders will, following that date, be able to exercise any and all remedies they have under the credit agreement, including terminating their commitments under the revolving portion of the credit facility, accelerating all amounts due under the credit agreement, and foreclosing upon their collateral.

Based on the events and circumstances described above, management has retained Peter J. Solomon Company Limited to assist the Company in exploring strategic alternatives for the Company, including a possible sale, merger, other business combination or restructuring involving the Company. The Company intends to consummate a sale of substantially all the assets of the Company and its subsidiaries by December 31, 2002 in one or more transactions, although there can be no assurance that the Company will be able to do so. The Company expects that the proceeds of any such transaction will be used to repay the Company's creditors and that it is unlikely that any such transaction will result in a dividend or other distribution to the Company's shareholders.